Joanne D. Smith
Executive Vice President
Chief People Officer

May 14, 2021

Dan Janki
Sent via email to _____________
Dear Dan:
I am pleased to confirm our verbal offer of employment for the position of Executive Vice President & Chief Financial Officer of Delta Air Lines, Inc. ("Delta" or the "Company"). As discussed, your active employment in this position will begin no later than July 12, 2021 (the "Starting Date").

The following information generally summarizes the terms of your employment, which is contingent upon the successful completion of Delta's usual pre-employment processes. Delta's offer of employment is made in reliance on your representation that there are no contractual conditions or other post-employment restrictions arising out of your current or any former employment, as a direct employee, consultant, contractor or otherwise, that prevents you from fully performing the duties and responsibilities of Executive Vice President & Chief Financial Officer at Delta. In addition, Delta does not wish to receive any non-public, confidential or proprietary information that you might possess belonging to any previous or current employer, customer or business partner or belonging to any other non-Delta party. When you report to work at Delta, you should not bring with you and you should not disclose any such information.

COMPENSATION

As discussed, your starting base salary will be $650,000 per annum, payable in accordance with the usual payment practices of the Company.

In addition, you will be paid a cash signing bonus in the amount of $1,500,000, payable with your first or second paycheck after the Starting Date. The terms of this cash signing bonus are included on the attached Exhibit A.

Subject to approval by Delta's Board of Directors, or a Committee thereof, (the "Board") and your execution of a corresponding award agreement (the "Award Agreement"), you will also be granted an equity award of restricted Delta common stock in the amount of shares equaling $4,500,000 calculated as described below ("Initial Equity Award"), which will be made within 60 days of your Starting Date (the "Grant Date"). The Initial Equity Award will be subject to the terms and conditions set forth in the Award Agreement that you must execute prior to being granted the award. You will be granted a number of shares of restricted Delta common stock equal to (1) $4,500,000 divided by (2) the value of the closing price of Delta common stock on the New York Stock Exchange on the Grant Date (3) with the result rounded up to the nearest ten shares. Subject to your continued employment with Delta and the other terms and conditions set forth in the Award Agreement, the Initial Equity Award will generally vest in equal amounts on each of the first, second and third anniversaries of the Starting Date (33½%

each year). You and we agree that this one-time Initial Equity Award shall not be considered as earnings with respect to any Delta-sponsored benefit plan or arrangement or any Delta program or policy. The grant of any subsequent equity awards will be made at the discretion of the Company.

You will participate in the Delta Air Lines, Inc. Management Incentive Plan (the "MIP") according to the terms of the MIP, as in effect from time to time. Your Target MIP Award (as defined in the MIP) for 2021 will be 175% of your base salary, prorated for the number of days you were actively employed by Delta in a MIP-eligible position during 2021.

In addition, subject to approval by the Board, you will be eligible to participate in the Delta Air Lines, Inc. Long-Term Incentive Program for 2021 (the "2021 LTIP"), as in effect from time to time. If approved, the value of your target award opportunity under the 2021 LTIP is expected to be $4,500,000, payable in accordance with the provisions of the program.

All consideration provided by Delta shall be provided subject to withholding and other federal, state and local taxes and deductions as provided by law.

BENEFITS

You will be eligible to participate in Delta's standard broad-based ground and flight attendant employee benefit plans and programs, as they exist from time to time. These currently include health, dental, vision, disability, 401(k) plan, paid time off, optional life and accident insurances, and travel plans and programs. In connection with the paid time off benefit, however, you will be entitled to a total of three weeks' vacation during Delta's normal vacation year. All other provisions of Delta's vacation policy will apply. You will soon receive enrollment and other material pertaining to these plans, which will include important information regarding enrollment deadlines and effective dates of coverage. I encourage you to review this material carefully, particularly with respect to the date your Delta health coverage will begin, as there will likely be a gap between coverage with your former employer and the effective date of your Delta coverage. You may wish to consider continuation of coverage under your current medical plan until Delta's coverage begins. Further, as Delta does not extend company-paid life insurance benefits to officer-level employees, you will have the opportunity to purchase up to $1.5 million of optional life insurance coverage. If you enroll in such coverage during your initial enrollment opportunity, you will not be required to provide evidence of insurability.

You also will be entitled to such benefits as are provided to Executive Vice Presidents of the Company, including free and reduced rate travel, executive physicals and similar programs as such benefits exist from time to time.

You will participate in the Delta Air Lines, Inc. Officer and Director Severance Plan ("O&D Plan") in accordance with the terms of the O&D Plan, as it may be amended from time to time.

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A.

OTHER TERMS AND CONDITIONS

Except as otherwise provided in this letter agreement, your employment with Delta will be subject to Delta's standard policies and will be governed by the terms and conditions of the Company's human resources policies, as such policies may be amended from time to time hereafter. This letter agreement supersedes all prior discussions and documentation concerning your compensation arrangements with the Company.

COMING ONBOARD

Within the next several days, you will receive a mailing that sets you up to use our technology systems. It will also invite you to review Delta's Onboarding website to complete payroll forms and to learn more about our culture and benefits in general. In short, it will introduce you to many of the things that make Delta a great place to work.

IN CONCLUSION

If the terms outlined reflect your understanding of our agreement and you accept employment based on these terms, please indicate your acceptance by signing this letter and returning a copy via email.

Dan, we are extremely pleased to have you on the Delta team, and we look forward with great pleasure to our association with you at Delta. I think you will find that Delta offers challenge and growth in a truly exciting environment. You will be amazed at the talent and passion of the Delta team - from the frontline to the executive offices.

Allison Salkeld, our Director - Compensation Programs, is available to assist you with questions regarding your compensation. Allison's direct line is 404-715-____.

Sincerely,
/s/ Joanne D. Smith

Joanne D. Smith
Executive Vice President
Chief People Officer

/s/ Dan Janki
Dan Janki

5/30/21
Date

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A.

EXHIBIT A

Terms and Conditions of Signing Bonus

You and we agree that this one-time cash signing bonus shall not be considered as earnings with respect to any Delta-sponsored benefit plan or arrangement or any Delta program or policy.

You and we also agree that if your employment with Delta terminates during the period beginning with the Starting Date and ending on the two-year anniversary of the Starting Date, you shall repay Delta as set forth below:

(1)if such termination occurs on or before the one-year anniversary of the Starting Date, you shall promptly repay the after-tax portion of the signing bonus; and

(2)if such termination occurs after the one-year anniversary of the Starting Date, but on or before the two-year anniversary of the Starting Date, you shall promptly repay the after-tax portion of one-half of the signing bonus.

The after-tax portion of the repayment amounts shall be determined by Delta in its reasonable discretion.

If, however, your employment with Delta is terminated by death or Disability, by Delta without Cause, or by you for Good Reason, you would not be required to repay any amount. For purposes of this letter, the terms "Disability," "Cause" and "Good Reason" shall have the meanings set forth below.

In the event you become obligated to pay back to Delta any portion of the one-time cash signing bonus, Delta reserves the right to offset such amount, or portion thereof, against any amounts payable to you by Delta at the time of or in connection with the termination of your employment.

By accepting this signing bonus, you agree to these terms and conditions. Definitions:
"Cause" means the Employee's:

(i)continued, substantial failure to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee which identifies the manner in which the Company believes that the Employee has not performed his duties, or

(ii)misconduct, which is economically injurious to the Company, or
Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A.

i.conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty, or

ii.material violation of any material Company policy or rule regarding conduct, which policy or rule has been communicated in writing to the Employee, including but not limited to the published human resources policies.

An Employee shall have at least ten business days to cure, if curable, any of the events (other than clause (iii)) which could lead to his termination for Cause.

"Disability" means long-term or permanent disability as determined under the disability plan of the Company applicable to the Employee.

"Good Reason," means any of the following, which occur without the Employee's express written consent:

(i)the Employee's office is relocated by more than 50 miles;

(ii)a material reduction of Employee's base salary or target annual bonus opportunities, in either case other than pursuant to a uniform percentage salary or target annual bonus reduction for similarly situated employees; or

(iii)a material breach by the Company of any binding obligation to the Employee relating to a material term of the Employee's employment or any failure of a successor to the Company to assume and agree to perform such obligation.

Notwithstanding the foregoing, (A) the cash signing bonus and the Initial Equity Award, as described herein, will be ignored for purposes of determining whether the Employee has suffered a reduction that constitutes Good Reason under subsection (ii) above, (B) an event described in subsections (i) through (iii) shall constitute Good Reason only if Employee gives the Company written notice of intent to resign and the reasons therefor within 90 days of the occurrence of such event, and (C) no event described in subsections (i) through (iii) which is curable shall constitute Good Reason if such event is cured by the Company within 30 days of the Employee's notice, given in accordance with (B) above.

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A.

Joanne D. Smith
Executive Vice President
Chief People Officer

July 9, 2021

Dan Janki
Sent via email to _________________
Dear Dan:

This letter serves as an addendum to your May 14, 2021 offer letter.

As discussed, your active employment with Delta Air Lines, Inc. will commence on July 12, 2021. Effective July 19, 2021, you will assume the position and responsibilities of Executive Vice President & Chief Financial Officer.

Other than the change to your position described above, the terms of your May 14, 2021 offer letter, including, without limitation, the compensation arrangements, will remain in full force and effect.

Sincerely,

/s/ Joanne D. Smith
Joanne D. Smith
Executive Vice President
Chief People Officer

/s/ Dan Janki
Dan Janki

July 12, 2021
Date
Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A.